Exhibit 10.12

ROYALTY AND SUBLICENSE INCOME AGREEMENT

This ROYALTY ASSIGNMENT AGREEMENT (the “Agreement”), dated as of December 18, 2009, is by and among (i) PureTech Ventures, LLC, a Delaware limited liability company, (“PureTech”), (ii) Gelesis, Inc., a Delaware corporation, (“Gelesis-US”) and (iii) Gelesis LP (formerly AML-Dienstein B. V.), a Bermudan limited partnership (“Gelesis-Bermuda” and collectively with Gelesis-US, “Gelesis”).

WHEREAS, PureTech is required to provide certain funding, management services and intellectual property as set forth in (i) the Note Purchase Agreement dated on or about the date hereof by and between Gelesis-US and PureTech and (ii) the Management and Overhead Services Agreement dated on or about the date hereof by and between Gelesis-US and PureTech;

WHEREAS, PureTech will receive certain consideration for such funding, management services and intellectual property, including the potential royalty payments and sublicense payments set forth herein;

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Definitions. Reference is made to that certain Patent License and Assignment Agreement dated December 9, 2009 (the “License Agreement”) by and among Gelesis-Bermuda, One S. R. L., Luigi Ambrosio, Luigi Nicolais and Alessandro Sannino. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the License Agreement.

2. Royalties.

(a) Gelesis shall pay to PureTech, during the applicable term described in Section 2(b) below, earned royalties at the following rates:

Type of Licensed Product	Rate

A royalty on all Net Sales by Gelesis-Bermuda, its affiliates or any Sublicensee of Licensed Products that are not FoodProducts:	2%

A royalty on all Net Sales by Gelesis-Bermuda or its affiliates of Licensed Products that are Food Products:	2%

If the manufacture, use, lease, or sale of any Licensed Product is covered by more than one of the Valid Claims under the Patent Rights in the Field, or any patents in the Improvements or Food IP, multiple royalties shall not be due.

(b) The Parties hereby agree that should intellectual property rights owned by a third party pose as an obstacle to the development or commercialization of any Licensed Product that is not a Food Product (the “Blocking IP”), Gelesis-Bermuda or an applicable affiliate of Gelesis-Bermuda shall, after consulting in good faith with PureTech, seek a potential settlement solution with the Blocking IP holder and the royalty rates for Licensed Products that are not Food Products set forth in Section 2(a) shall be reduced by the amount of such consideration paid for the rights to such Blocking IP; provided, however that in no case shall the royalty rates for Licensed Products that are not Food Products set forth in Section 2(a) be reduced by more than fifty percent (50%) as a result of the application of this Section 2(b).

(c) The obligation of Gelesis to pay royalties pursuant to Section 2(a) shall terminate on a country-by-country basis concurrently with (i) the expiration or termination of the applicable Valid Claim under the Patent Rights in the country in which the Licensed Product is sold, or (ii) the withdrawal, cancellation, or disclaiming of the applicable Valid Claim under the Patent Rights in the country in which the Licensed Product is sold.

3. Sublicense Income. Gelesis shall pay to PureTech ten percent (10%) of Sublicense Income received by Gelesis and its affiliates on Food Products.

4. Reports and Payments. Following the commencement of Gelesis’s obligations to pay any royalties pursuant to Section 2, Gelesis shall deliver to PureTech within sixty (60) days after the end of each calendar quarter a written report showing its computation of royalties due under this Agreement for such calendar quarter. Simultaneously with the delivery of each such report, Gelesis shall tender payment of all amounts shown to be due thereon. The royalty payments due on sales in currencies other than U.S. dollars shall be calculated using the appropriate exchange rate for such currency quoted by the relevant Government Authority as published by the Wall Street Journal on the last business day of the calendar quarter to which such report relates. All amounts due under this Agreement shall be paid to PureTech in U.S. dollars by wire transfer to an account in a bank designated by PureTech, or in such other form and/or manner as PureTech may reasonably request. During the term of this Agreement, PureTech, at its cost, shall have the right from time to time (not to exceed once during each calendar year) to engage a certified public accountant, reasonably acceptable to Gelesis, to inspect, during normal business hours, upon reasonable advance notice (not less than one week), and subject to a written obligation of confidentiality acceptable to Gelesis, such books, records and other supporting data of Gelesis as may be necessary to verify Gelesis’s computation of royalties due under this Agreement.

5. Withholding Taxes. All payments made by Gelesis to PureTech shall be net of withholding taxes.

6. Miscellaneous.

(a) Transfers of Rights under this Agreement. This Agreement, and the rights and obligations of each party hereunder, may not be assigned by any party without the prior written consent of each of PureTech and Gelesis.

(b) Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the respective successors, permitted assigns, heirs, executors, and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each party hereto.

(c) Notices. Any notice, demand, request or delivery required or permitted to be given pursuant to the terms of this Agreement shall be in writing and shall be deemed given (i) when delivered personally or when sent by facsimile transmission and confirmed by telephone or electronic transmission report (with a hard copy to follow by mail), (ii) on the next business day after timely delivery to a generally recognized receipted overnight courier (such as FedEx) and (iii) on the third business day after deposit in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed to the party at such party’s address as set forth on the signature pages hereto or as subsequently modified by written notice delivered as provided herein.

(d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and the laws of the United States applicable therein (without giving effect to any choice or conflict of laws provision or rule that would cause the application of the laws of any other jurisdiction) and shall be treated in all respects as a Delaware contract.

(e) Waivers and Amendments. Except as otherwise expressly set forth in this Agreement, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by written agreement of PureTech, Gelesis-US and Gelesis-Bermuda. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

(f) Delays or Omissions. No delay on the part of any party in exercising any right, power, remedy or privilege hereunder shall operate as a waiver thereof nor shall any waiver on the part of any party of any such right, power, remedy or privilege, nor any single or partial exercise of any such right, power, remedy or privilege, preclude any further exercise thereof or the exercise of any other such right, power, remedy or privilege. All remedies, either under this Agreement, by law, or otherwise afforded to the parties, shall be cumulative and not alternative.

(g) Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference, only and are not to be considered in construing this Agreement.

(h) Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties with respect to the subject matter hereof and related transactions, and supersedes all prior agreements and understandings among the parties, written or oral, with respect thereto.

(i) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(j) Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein.

(k) Non-Impairment. No amendment, waiver or termination of the License Agreement following the date hereof shall have any effect on the terms of this Agreement unless such amendment, waiver or termination is approved in writing by PureTech. In addition, each of Gelesis-US and Gelesis-Bermuda agree not to, through any reorganization, recapitalization, reclassification, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by such party, but will at all times in good faith assist in the carrying out of all the provisions of this Agreement and in the taking of all such action as may be necessary or appropriate in order to protect the rights described herein against impairment.

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IN WITNESS WHEREOF, the parties have executed this Royalty and Sublicense Income Agreement as of the date first above written.

GELESIS, INC.

By:	/s/ Yishai Zohar
Name:
Title:
Address:	222 Berkeley Street, Suite 1040
Boston, Massachusetts 02116
Fax: 617. 482. 2333

GELESIS, LP

By:	/s/ Yishai Zohar
Name:
Title:
Address:	222 Berkeley Street, Suite 1040
Boston, Massachusetts 02116
Fax: 617. 482. 2333

PURETECH VENTURES, LLC

By:	/s/ Daphne Zohar
Name:
Title:
Address:	222 Berkeley Street, Suite 1040
Boston, Massachusetts 02116
Fax: 617. 482. 2333

AMENDMENT NO. 1 TO ROYALTY AND SUBLICENSE INCOME AGREEMENT

This Amendment No. 1 (“Amendment No. 1”) to the Royalty and Sublicense Income Agreement dated as of December 18, 2009 (the “Agreement”) by and among Gelesis, Inc, a Delaware corporation (“Gelesis-US”), Gelesis IP L. P., a Bermudan limited partnership (“Gelesis-Bermuda”), and PureTech Ventures, LLC, a Delaware limited liability company (“PureTech”), is entered into on this 28th day of June, 2012 by and among Gelesis-US, Gelesis-Bermuda, PureTech, and Gelesis, LLC, a Delaware limited liability company (“Gelesis. LLC”). This Amendment No. 1 shall not become binding and shall have no effect unless and until Gelesis, Inc. enters into a License and Collaboration Agreement (the “Gelesis/AZ Agreement”) with AstraZeneca AB (“AstraZeneca”) substantially in the form attached hereto as Exhibit A. The date on which the Gelesis/AZ Agreement is signed shall be the effective date (the “Amendment No. 1 Effective Date”) of this Amendment No. 1. For purposes hereof, all capitalized terms used herein but not defined herein shall have the meanings given to them in the Master Agreement and License Agreement.

Pursuant to Section 6(e) of the Agreement and Section 9. 9 of the License Agreement, Gelesis-US, Gelesis-Bermuda, Gelesis, LLC, and PureTech hereby agree as follows:

1. The parties hereby agree that Gelesis-US and Gelesis-Bermuda hereby assign to Gelesis, LLC, and Gelesis, LLC hereby accepts and assumes, all rights, interests, and obligations under this Agreement. All references to “Gelesis-US”, “Gelesis-Bemuda”, and “Gelesis” in the Agreement shall hereafter be deemed to refer to Gelesis, LLC.

2. Section 2 of the License Agreement is hereby deleted and replaced its their entirety as follows:

“2. In the event that, on a country-by-country basis, one or more patents are issued by the patent authority in that country and contain a Valid Claim, Gelesis LLC shall pay to PureTech Ventures, LLC two percent (2%) of Net Sales of such Licensed Product during the Calendar Year. For the avoidance of doubt there is no increase to the royalty for more than one Valid Claim. In the event that, on a country-by country basis, there is no Valid Claim, Gelesis LLC shall pay to PureTech five percent (5%) of any royalty paid to Gelesis, LLC by AstraZeneca pursuant to Section 10. 5. 2 (i. e. Royalty Scenario 2) of the Gelesis/AZ Agreement. The royalties referred to in Section 2 shall (i) be paid to PureTech within thirty (30) days following receipt of such royalty by Gelesis, LLC from AstraZenca and (b) be subject to all of the same adjustments as the royalties payable to Gelesis, LLC under the AstraZeneca Agreement.”

Solely for purposes of this Section 1 of this Amendment No. 1, all capitalized terms shall have the meanings ascribed to them in the Gelesis/AZ Agreement.

3. In the event that the Gelesis/AZ Agreement is terminated, PureTech may request in writing that the Amendments set forth in Section 2 of this Amendment No. 1 be terminated. In such event, the amendment set forth in Section 2 of this Amendment No. 1 shall terminate and be of no further force or effect.

4. The Agreement (including Amendment No. 1) are hereby confirmed and continue in all other respects.

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IN WITNESS WHEREOF, the parties have caused this Amendment No to be executed by their duly authorized representatives as of the Amendment No, 1 Effective Date.

GELESIS, INC.

By:	/s/ Yishai Zohar
Name:	Yishai Zohar
Title:	Chief Executive Officer

GELESIS LLC

By:	/s/ Yishai Zohar
Name:	Yishai Zohar
Title:	Chief Executive Officer

GELESIS IP L.P.

By:	/s/ Yishai Zohar
Name:
Title:

PURETECH VENTURES, LLC:

By:	/s/ Stephen Muniz
Name:	Stephen Muniz
Title:	Partner

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